EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made this 18 of November, 2021 (the “Effective Date”), by and between AINOS, Inc. (“Buyer”), a Texas corporation, with an address of 8880 Rio San Diego Drive, Suite 800 San Diego, CA 92108, and Ainos, Inc., (“Seller”), a Cayman Islands corporation, with an address of P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands.

WHEREAS Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions in this Agreement, certain of the Seller’s tangible and intangible assets, in exchange for the consideration set forth herein. Certain defined terms used in this Agreement shall have the meanings ascribed to them in Schedule 1.

NOW, THEREFORE, in consideration of the foregoing and of the respective promises, representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Purchase of the Assets by the Buyer.

1.1 Agreement to Sell. At the Closing, at the Effective Time, the Seller shall sell, grant, convey, transfer, assign and deliver to the Buyer, upon the terms and subject to the conditions of this Agreement, free and clear of all Encumbrances, all of the Seller’s right, title and interest in, to and under the following assets (collectively, the “Assets”):

(a) Intellectual Property listed on Exhibit A (the “Transferred IP Assets”); and

(b) The equipment listed on Exhibit B (the “Equipment”).

1.2 Agreement to Purchase. At the Closing, effective at the Effective Time, the Buyer shall purchase from the Seller, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties of the Seller in this Agreement and the Schedules attached hereto, the Assets to be acquired and, as consideration therefor, shall pay to the Seller the Purchase Price for the Assets.

1.2 Assumed Liabilities. At the Closing, effective at the Effective Time, the Buyer shall assume, and fully pay, perform, fulfill and discharge when due, only the Liabilities rising out of or relating to ownership and/or use of the Assets after the Closing (“Assumed Liabilities”) All Liabilities associated with the ownership and/or use of the Assets prior to or as of the Closing shall remain the responsibility of the Seller.).

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1.3 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any other Liabilities (“Excluded Liabilities”) and such Excluded Liabilities shall remain the obligations of Buyer.

2. Purchase Price.

2.1 Amount of Purchase Price. The purchase price to be paid by Buyer to Seller for the Assets shall be twenty six million US Dollars ($26,000,000), payable as provided in Section 2.2.

2.2 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver to Seller the Buyer Convertible Note as payment in full for the Assets.

2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets according to an allocation to be mutually agreed upon by the parties as set forth in Exhibit B.

3. The Closing; Transfer Procedures.

3.1 Closing.

(a) Subject to the terms and conditions of this Agreement, the Closing shall take place the next business day after the conditions to closing in Section 6 and Section 7 of this Agreement have been satisfied or such other date as mutually agreed by the parties (the “Closing Date”). The Closing under this Agreement is expressly contingent upon satisfaction or waiver, before Closing, of the conditions set forth in Sections 6 and 7 of this Agreement and the satisfaction of the delivery requirements under Sections 3.2 and 3.3 hereof.

(b) Between the date hereof and the Closing the Seller shall continue to use the Assets only in the ordinary course of business consistent with past practice and shall ensure that all filings and payments necessary or advisable to maintain the Transferred IP Assets are timely made.

(c) Effective immediately upon the Closing, the Seller shall cease using any Transferred IP Assets in any manner.

(d) Promptly following Closing and in any event, within thirty (30) days after the Closing Date, the Seller shall submit all filings necessary to record the transfer of any registered Intellectual Property in the applicable jurisdictions.

3.2 Seller Deliveries. At the Closing, the Seller shall deliver to the Buyer the

(a) A copy of the written consent or resolutions of the Seller’s board of directors or managers, authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party and the performance by the Seller of its obligations hereunder and thereunder.

(b) A Bill of Sale or comparable local transfer document with respect to the Equipment, duly executed by Seller.

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(c) An Intellectual Property Assignment Agreement with respect to the Transferred IP Assets, duly executed by Seller.

(e) Intellectual Property assignment/transfer documents with respect to each registered Transferred IP Asset, duly executed by the Seller, together with any required supporting documents including powers of attorney, to permit the recording of the transfer of such registered Transferred IP Assets (the “IP Recordal Documents”).

(f) Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the Acquisition

3.3 Buyer Deliveries. At the Closing, the Buyer shall deliver, or shall cause to be delivered, to the Seller as indicated below, the following:

(a) The Buyer Convertible Note, duly executed by Buyer.

(b) A Bill of Sale or comparable local transfer document with respect to the Equipment, duly executed by Buyer.

(c) An Intellectual Property Assignment Agreement with respect to the Transferred IP Assets, duly executed by Buyer.

(d) A copy of the resolutions of the Buyer’s Board of Directors, authorizing the execution and delivery of (i) this Agreement, and (ii) the other Transaction Documents to which the Buyer is a party and authorizing the performance by the Buyer of its obligations hereunder and thereunder, and certification from the Secretary of the Buyer as to whether any additional corporate approvals of any nature are necessary for the closing of any of the terms of the Acquisition.

4. Representations and Warranties Regarding Seller and the Assets.

Seller hereby represents and warrants to Buyer as follows, and Buyer, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties:

4.1 Incorporation; Authority. Seller (i) is a duly organized and validly existing limited liability company in good standing under the laws of the Cayman Islands; and (ii) has all requisite power and authority to own and operate its property and to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party.

4.2 Execution; Validity of Agreement; Due Authorization. This Agreement and each Transaction Document to which Seller is a party has been duly executed and delivered by Seller, and this Agreement and each Transaction Document to which Seller is a party constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general equitable principles. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller.

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4.3 Consents and Approvals; No Violations.

(a) None of the execution, delivery or performance of this Agreement or any Transaction Document by Seller, the consummation by Seller of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (a) require (i) any filing with or notice to any Governmental Authority or other Person (other than recordals of the transfer of the Transferred IP Assets from Seller to Buyer in the applicable jurisdictions), (ii) the obtaining of any Permit or (iii) the expiration or termination of any statutory or regulatory waiting period, (b) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, limited liability company operating agreement or other organizational documents of Seller, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or require any payment) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of Seller’s properties or assets is bound, (d) conflict with or violate any Applicable Laws or Governmental Orders applicable to Seller, or (e) result in the creation of any Encumbrances upon any of the Assets. No other Person has any preemptive rights, options or any other right to acquire the Assets or any portion of the Assets.

(b) No consent of any third party is required in connection with the Acquisition and the transfer of the Assets except as set forth on Schedule 4.4(b) hereto. Prior to or as of the Closing Date, Seller shall have received all such required consents.

4.5 The Assets. Prior to giving effect to the transactions contemplated herein, except as set forth on the schedules hereto:

(a) With respect to the owned Assets, Seller is the exclusive, true and lawful owner of all right, title, and interest in and to the Assets and has good and valid title thereto.

(b) All such Assets are free and clear of Encumbrances.

(c) The Assets have not been the subject of any action and, there is no action pending, asserted or, to the Seller’s Knowledge, threatened by or against Seller concerning the ownership, use of, misappropriation, or licensed right to use, any of the Assets.

(d) All of the inventors, authors or creators of any of the Transferred IP Assets who are employees of, or independent contractors hired by, Seller have assigned their rights in such Transferred IP Assets to the Seller, except with respect to engineering plans and work product provided to Seller by a third party as an instrument of service for which Seller received only the right and license to use such plans for the specific project for which they were provided by such third party, all as to which are listed on Schedule 4.5(d) hereto and as to which the project has been mutually terminated or as to which the term of the applicable agreement has expired or as to which valid assignments are being provided to Buyer as part of the Acquisition. No such inventor of any of the Transferred IP Assets is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of the Transferred IP Assets, and, to the extent that any such Transferred IP Asset has been conceived, developed or created for Seller by any other Person, Seller has executed valid and enforceable written agreements with such Person with respect thereto transferring to Seller the entire right, title and interest therein and thereto by operation of law or by valid written assignment, except with respect to engineering plans and work product provided to Seller by a third party as an instrument of service for which Seller received only the right and license to use such plans for the specific project for which they were provided by such third party as to which the project has been mutually terminated or as to which the term of the applicable agreement has expired or as to which valid assignments are being provided to Buyer as part of the Acquisition.

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(e) There are no inventors of the Transferred IP Assets other than the named inventors of such Transferred IP Assets. There are no asserted or, to the Seller’s Knowledge, unasserted claims of ownership of the Transferred IP Assets by any Person other than the named owners of the such Assets, and all such rights of Seller are being transferred to Buyer pursuant to this Agreement.

(f) All documents, agreements, prototypes, models, product samples, books, notebooks, certificates, files and any other diligence materials that Seller has provided to Buyer in connection with Buyer’s evaluation of the Assets are true, correct in all material respects and complete originals (if originals were provided by Seller) or copies of such materials.

(g) Seller owns or has the right to use all software used in the operation of the Assets, and Seller is hereby transferring all such rights as part of the Assets.

(h) Exhibit A lists all Transferred Intellectual Property, including any registrations thereof, and any actions required or fees to be paid with respect to any registered Transferred Intellectual Property within in the next one-hundred twenty (120) days from the date hereof; all such registrations are in good standing and Seller owns all right, title and interest in and to the Transferred Intellectual Property Assets free and clear of Encumbrances. Neither the Seller nor the Assets as currently or formerly owned, licensed or used, have infringed, violated or misappropriated the Intellectual Property of any Person. To the Seller’s Knowledge, no person or entity has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property assets included in the Assets.

4.6 Litigation. There are no Actions pending or, to the Seller’s Knowledge threatened, against or by Seller (a) relating to or affecting the Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There is no judgment, Governmental Order, injunction, decree or award (whether rendered by a court, administrative agency or by arbitration) to which Seller is a party.

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4.7 Bankruptcy. Seller (i) has not committed nor does it currently intend to commit any act of bankruptcy, (ii) will not be insolvent upon the effectiveness of the Closing, (iii) has not proposed nor currently intends to propose a compromise or arrangement to its creditors generally, (iv) has not had nor currently intends to have any petition for a receiving order in bankruptcy filed against it, (v) has not made nor currently intends to make a voluntary assignment in bankruptcy, (vi) has not initiated nor intends to initiate any proceeding to have itself declared bankrupt or wound-up, (vii) has not initiated nor intends to initiate any proceeding to have a receiver appointed to any part of its assets, (viii) has not had any creditor take nor currently anticipates that any creditor will take possession of any of its property, and (ix) has not had any of the foregoing become enforceable nor currently anticipates that any of the foregoing will become enforceable upon any of its property or the Assets.

4.8 Books and Records. To the Seller’s Knowledge, all books and records of the Seller relating to the Assets, including, but not limited to files, reports, operating records, and records relating to the Assets are accurate and have been maintained in a manner consistent with customary industry practices and in compliance with Applicable Law.

4.9 Consents and Approvals. [Except for the Consents listed on Schedule 4.9], no consents or notices to, or filings, registrations, or qualifications with any Person or Governmental Authority and no consents or waivers from, or notices to, any other party are required for the consummation by Seller of the transactions contemplated by this Agreement.

4.10 Disclosure. No representation or warranty by Seller in this Agreement or in any other Transaction Document, schedule, exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain at Closing any untrue statement of material fact or omits or will omit to state any material fact necessary to make any statement herein and therein not misleading.

5. Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller as follows, and the Seller, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties:

5.1 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party.

5.2 Authorization. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party, and the issuance of the Buyer Convertible Note and other actions contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Buyer. The Buyer has the power and authority to consummate the transactions on its part contemplated hereby, none of which will constitute any violation or breach of its certificate of incorporation and by-laws.

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5.3 Enforceability; No Violations. This Agreement and each other Transaction Document to which Buyer is a party constitutes the legal, valid and binding obligation of the Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general equitable principles.

5.4 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of the Buyer’s certificate of incorporation or by-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Buyer is a party except such as would not constitute a Material Adverse Effect, or (iii) result in a material violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Buyer or its securities are subject) applicable to Buyer or by which any property or asset of Buyer is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Buyer is not in violation of its certificate of incorporation, by-laws or other organizational documents.

5.5 SEC Documents; Financial Statements. Buyer is subject to the reporting requirements of the 1934 Act. Buyer is current on its reporting obligations with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). As of their respective dates, any reports filed within the last fiscal year, as amended, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and none of such reports, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Buyer included in Buyer’s documents filed with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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5.6 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Buyer, threatened, against or affecting Buyer, or its officers or directors in their capacity as such, that could have a Material Adverse Effect.

5.7 Internal Accounting Controls. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.8 Disclosure. No representation or warranty by Buyer in this Agreement or in any Transaction Document or schedule, exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain at Closing any untrue statement of material fact or omits or will omit to state any material fact necessary to make any statement herein and therein not misleading.

6. Conditions Precedent to the Seller’s Obligations at Closing.

All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing or electronic communication by Seller:

6.1 Representations and Warranties. The Buyer’s representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and complete on and as of such date.

6.2 Performance of Agreements. The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3 Adverse Change. There shall not have been a Material Adverse Effect to the Assets, whether covered by insurance or not.

6.4 Closing Deliveries. The Buyer shall have delivered the documents and other items described in this Agreement, including the Buyer Convertible Note.

6.5 No Litigation. There shall not be any pending or, to Seller’s Knowledge threatened, Actions by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a breach of a representation, warranty or covenant of either party herein.

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7. Conditions Precedent to the Buyer’s Obligations at Closing.

All obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing or electronic communication by Buyer:

7.1 Representations and Warranties. The Seller’s representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing.

7.2 Performance of Agreements. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3 Adverse Change. There shall not have been a Material Adverse Effect to the Assets, whether covered by insurance or not.

7.4 Closing Deliveries. The Seller shall have delivered to the Buyer all items to be delivered prior to or at Closing under this Agreement.

7.5 No Litigation. There shall not be any pending or threatened Actions by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a breach of a representation, warranty or covenant of either party herein.

8. Survival and Indemnification.

8.1 Survival of Representations and Warranties. Subject to the limitations and provisions of this Agreement, the representations and warranties contained in Section 4, Section 5 of this Agreement shall survive the Closing and remain in full force and effect until the date that is thirty-six (36) months from the Closing Date, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this Section 8, (ii) as to any matter which is based successfully upon fraud or willful misrepresentation with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, and (iii) as to any matter which is successfully based on a misrepresentation under Section 4 and Section 5 with respect to which the cause of action shall survive indefinitely.

8.2 Indemnification by the Seller. Subject to the other terms and conditions of this Section 8, Seller shall at its own cost and expense indemnify, hold harmless and, to the extent requested by the Buyer, defend the Buyer Indemnitees against, and reimburse such Buyer Indemnitees for, any and all losses of such Buyer Indemnitee arising out of, or to the extent relating to or in connection with:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, or in any certificate, ancillary agreement or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document or any certificate, ancillary agreement or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any claim relating to the Seller’s or its Affiliates’ failure to pay any withholding Taxes to the Internal Revenue Service or to any Tax authority, or any failure of Seller to pay any Taxes, other than as a result of the Buyer’s failure; or

(d) any third party claim based upon, resulting from or arising out of the Assets, existing or arising prior to the Closing Date or any Excluded Liability.

8.3 Indemnification by the Buyer. Subject to the other terms and conditions of this Section 8, the Buyer shall, at its own cost and expense indemnify, hold harmless and, to the extent requested by the Seller, defend the Seller Indemnitees against, and reimburse such Seller Indemnitees for, any and all losses of such Seller Indemnitee arising out of, or to the extent relating to or in connection with:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement, or in any certificate, ancillary agreement or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement, any other Transaction Document or any certificate, ancillary agreement or instrument delivered by or on behalf of the Buyer pursuant to this Agreement.

8.4 Indemnification Procedures.

(a) Promptly upon receipt of a Claim, an Indemnified Party will notify the Indemnifying Parties in writing of the circumstances of the Claim and will keep the Indemnifying Parties apprised of any material changes in the circumstances of the Claim. The delay or failure to give such written notice will not relieve any Indemnifying Party of any Liability to the Indemnified Parties except to the extent that the failure to provide notice results in the failure of actual notice and such Indemnifying Party is materially damaged as a result of such failure.

(b) The Indemnifying Parties will be entitled to participate in, and to assume fully, the defense of any third party Claim with counsel approved by the Indemnified Parties. The Indemnified Parties will give the Indemnifying Parties reasonable information and assistance, at the Indemnifying Parties’ expense, in connection with the defense of such Claim. If timely notice of a Claim is given to the Indemnifying Parties and the Indemnifying Parties do not give notice to the Indemnified Parties within fifteen (15) days after receipt of such written notice of the Indemnifying Parties’ intent to assume the defense, the Indemnifying Parties will be bound by any determination made in such proceeding or any compromise or settlement thereof effected by the Indemnified Parties.

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(c) The Indemnified Parties will have the right to employ a single counsel and to participate in the defense of such Claim, but the fees and expenses of such counsel will be at the expense of the Indemnified Parties unless: (i) the employment of counsel by the Indemnified Parties has been authorized by the Indemnifying Parties; or (ii) the Indemnifying Parties have not in fact employed counsel to assume the defense of the Claim within a reasonable time following receipt of the written notice given pursuant to this Section 8.4, or (iii) there exists, in the Indemnified Parties’ good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Parties and the Indemnifying Parties in such proceeding.

(d) Subject to the terms of Section 8.4(c), after notice to the Indemnified Parties of the assumption of defense by the Indemnifying Parties, the Indemnifying Parties will have no Liability to the Indemnified Parties for any fees or costs subsequently incurred by Indemnified Parties in such defense (except for fees and costs incurred in responding to requests for assistance from the Indemnifying Parties). No compromise or settlement of a claim binding on the Indemnified Parties will be effected by the Indemnifying Parties without the consent of the Indemnified Parties, which consent will not be unreasonably withheld.

9. Exclusivity; Termination.

9.1 Exclusivity. Seller agrees that, beginning on the Effective Date and continuing through the earlier of the Closing Date or December 31, 2021, unless terminated earlier in accordance with the provisions of this Section 9, Buyer shall have a period of exclusivity. During such period, Seller will not, and will cause its respective directors, officers, employees, representatives, agents and affiliates not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or provide any information to, any person, corporation, partnership or other entity or group (other than Buyer and its designees) concerning the sale of the Assets.

9.2 Termination by Seller. This Agreement may be terminated by Seller if Seller is not in material breach thereof, upon written notice to Buyer, upon the occurrence of any of the following:

(a) In the event Closing does not occur on or before December 31, 2021.

(b) If, on the date that would otherwise be the Closing Date, Seller shall have notified Buyer in writing that one or more of the conditions precedent to the obligations of Buyer set forth in Section 7 of this Agreement have not been satisfied and such failure to satisfy such condition precedent remains unsatisfied for a period of thirty (30) days after the date that would have been the Closing Date.

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(c) If, on the date that would otherwise be the Closing Date, there is in effect any judgment, decree, or order that would prevent or make unlawful the Closing.

(d) If Buyer has failed to cure any material breach of any of its representations, warranties, covenants or obligations under this Agreement within ten (10) days after Buyer received written notice of such breach from Seller.

9.3 Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not in material breach, upon written notice to Seller, upon the occurrence of any of the following:

(a) if, on the date that would otherwise be the Closing Date, Buyer shall have notified Seller in writing that one or more of the conditions precedent to the obligations of Seller set forth in Section 6 of this Agreement have not been satisfied and such failure to satisfy such condition precedent remains unsatisfied for a period of thirty (30) days after the date that would have been the Closing Date.

(b) If, on the date that would otherwise be the Closing Date, there is in effect any judgment, decree or order that would prevent or make unlawful the Closing.

(c) If Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within ten (10) days after Seller has received written notice of such breach from Buyer.

10. Employment and Employee Benefit Arrangements.

10.1 Employment. Buyer agrees that as of the Effective Time, it will extend an offer to immediately hire and employ each of Seller’s employees listed on Exhibit D, all of whom work in connection with the research and development of the Transferred IP Assets and/or the Equipment, with all such employees to receive receiving base compensation from Buyer at least equal to the base compensation that they are receiving from Seller immediately prior to the Closing Date.

10.2 Benefits. The Seller will remain and shall be solely responsible for all payments and obligation to all Seller’s employees while they are employed by the Seller, and the Seller shall comply with all applicable legal requirements in connection therewith. From and after the Closing Date, Buyer will have no responsibility, duty or liability with respect to any employee benefit plans of the Seller that are in effect prior to the Effective Time.

11. Fees and Expenses.

11.1 Expenses of the Transaction. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the transactions contemplated hereby.

11.2 Transfer and Documentary Stamps. The Seller and the Buyer shall share equally all transfer and documentary taxes or stamps, if any, due as a result of the transfers of the Assets to the Buyer hereunder.

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12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the fourth business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case, to the addresses listed on Schedule B hereto.

13. Miscellaneous.

13.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas for agreements to be wholly performed therein, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas.

13.2 Assignment. This Agreement shall not be assignable by either party without the prior written approval of the other party. To the extent assignable, this Agreement shall be binding upon, and inure to the benefit of, the Buyer and its successors and assigns and the Seller and its successors and assigns.

13.3 Headings for Reference Only. The section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to modify or limit the provisions of this Agreement.

13.4 No Publicity. No press releases or public disclosures, either written or oral, of the transactions contemplated by or concluded under this Agreement shall be made without the prior knowledge and consent of the Buyer and Seller, except as may be required by Law.

13.5 Entire Agreement and Amendment; Waiver. This document contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, understandings, representations and warranties between the parties, and may not be amended except by written instrument executed by the duly authorized officers of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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13.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.7 Further Assurances. From and after the date of this Agreement, upon the request of Buyer or Seller, the Seller and Buyer, as applicable, shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. If at any time it is necessary that a party be furnished with additional information, documents or records in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental entities or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all reasonable efforts to timely furnish or make available such information, documents or records (or copies thereof) to the requesting party at the requesting party’s sole cost and expense.

13.8 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.9 Execution in Counterparts; PDF Signatures. This Agreement may be executed in .pdf format, which shall be deemed an original, and Seller and Buyer may become a party hereto by executing a counterpart of this Agreement. The parties hereto further agree that transmission to the other party of this Agreement with its portable document format (.pdf) signatures shall bind the party transmitting this Agreement by (.pdf) in the same manner as if such party’s original signature had been delivered.

13.10 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

*** SIGNATURES APPEAR ON FOLLOWING PAGE ***

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered effective as of the day and year first above written.

AINOS, INC. (The Texas corporation)

By:	/s/Tsai, Chun Hsien
Name:	Tsai, Chun Hsien
Title:	Chief Executive Officer

AINOS, INC. (The Cayman Islands corporation)

By:	/s/Tsai, Chun Hsien
Name:	Tsai, Chun Hsien
Title:	Director

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Schedule 1

Definitions

“Acquisition” shall mean the transaction referred to in the Agreement.

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, a Person shall be deemed to control another Person if such Person owns or has dispositive power over, directly or indirectly, more than fifty percent (50%) of the voting equity interests of the other Person.

“Agreement” shall mean the Asset Purchase Agreement between Buyer and Seller dated the date hereof.

“Applicable Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign or other Law, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Authority that applies to such Person, its business and its properties.

“Assets” shall mean those assets being acquired by Buyer pursuant to the terms of the Agreement as set forth in Section 1.1 of the Agreement and Schedules 1.1(a)-1.1(b) thereof.

“Buyer” shall mean Ainos, Inc., a Texas corporation.

“Buyer Convertible Note” shall mean that certain Convertible Promissory Note in the amount of $26,000,000, dated as of the Closing Date to be issued to Seller as of the Purchase Price in the Agreement, that is convertible into the Buyer common stock.

“Buyer Indemnitees” shall mean the Buyer, its affiliates and their respective representatives, successors and assigns for the purpose of indemnification as provided in Section 8 of the Agreement.

“Claim” shall mean information indicating that a right to indemnification may arise under the Agreement.

“Closing” shall mean the closing of the purchase, subject to the terms and conditions set forth in the Agreement.

“Closing Date” shall mean the date of the Closing, scheduled to be no later than December 31, 2021.

“Effective Time” shall mean 12:01 AM on the Closing Date.

“Employees” shall mean the employees currently employed by Seller and listed on Exhibit C hereto.

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“Encumbrance” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equipment” shall mean the Seller’s equipment relating to the Assets being acquired by Buyer pursuant to the terms of the Agreement as listed on Exhibit B of the Agreement.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or similar governing entity.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” shall mean the party making a claim under Section 8 of the Agreement.

“Indemnifying Party” shall mean the party against whom claims are asserted under Section 8 of the Agreement.

“Intellectual Property” shall mean means all of the following with respect to the Assets: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (whether utility or design), patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, along with all moral rights and benefits of waivers thereof, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation, and (g) all other proprietary rights).

“IP Recordal Document” shall have the meaning set forth in Section 3.2(e) hereof.

“Knowledge” or words of similar import (e.g. “knowledge,” “known,” or “aware”) with respect to any individual, shall mean the actual or constructive knowledge of such individual, after due inquiry. “Knowledge” of a corporation shall mean the actual or constructive knowledge of any member of the board of directors or any officer of the corporation, after due inquiry.

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“Law” shall mean all laws, statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Liability” shall mean any liability, obligation, responsibility or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or, with respect to Seller, the value of the Assets, and with respect to Buyer, the assets of the business of Buyer or the value of the assets of Buyer; provided, however, the term “Material Adverse Effect” shall not include any event, occurrence, fact condition or change resulting solely from (i) the outbreak or escalation of war, hostilities or terrorist activities, or natural disasters or any escalation or change in the foregoing either in the United States or abroad, (ii) changes with a significant negative affect on the economy generally, (iii) compliance with the terms and conditions of, or the taking of any action required or contemplated by, this Agreement, or (iv) the announcement of this Agreement or the pendency of the transactions contemplated hereby, or (b) the ability of the respective party to consummate the transactions contemplated hereby on a timely basis.

“Notice” shall mean any notice, communication, demand or other writing required or permitted to be given, made or accepted by any party to this Agreement.

“Permit” shall mean any permit, application, notice, waiver, qualification, license, import licenses, export license, franchise, consent, certificate, certificate of occupancy, order, exemption, registration, filing, authorization, approval or registration issued by any regulatory authority or agency.

“Person” shall mean and includes any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any Governmental Authority or any department, agency or political subdivision thereof.

“Purchase Price” shall mean the purchase price to be paid by Buyer to Seller for the Assets.

“Seller” shall mean Ainos, Inc., a Cayman Islands corporation.

“Seller Indemnitees” shall collectively mean Seller, and as requested by Seller, its Affiliates and representatives, successors and assigns for the purpose of indemnification as provided in Section 8 of the Agreement.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Intellectual Property Assignment Agreement and the other documents required to be delivered at the Closing.

“Transferred IP Assets” shall mean those intellectual property assets listed on Exhibit A.

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